Exhibit 99.1

Cynapsus Therapeutics Inc. Announces Pricing of US$63.0 Million Public Offering of

Common Shares in the United States

TORONTO, ONTARIO—(Marketwired – June 17, 2015) – Cynapsus Therapeutics Inc. (TSX:CTH)(OTCQX:CYNAD) (the “Company” or “Cynapsus”) announced today the pricing of its underwritten public offering in the United States of 4,500,000 common shares at a price to the public of US$14.00 per share, for total gross proceeds of approximately US$63.0 million. In connection with the offering, the Company has granted to the underwriters a 30-day option to purchase up to an additional 675,000 common shares at the public offering price, less the underwriting discount. The offering is expected to close on or about June 23, 2015, subject to customary closing conditions. The Company’s common shares are currently, and will continue to be, listed on the Toronto Stock Exchange (“TSX”) under the symbol “CTH,” and trading of the common shares is expected to commence on the NASDAQ Global Market (“NASDAQ”) under the symbol “CYNA” on June 18, 2015.

The Company intends to use the net proceeds of the offering to fund its Phase 3 bridging, efficacy and safety studies and research and development overhead expenditures; to fund pre-approval commercialization efforts in the U.S. market; for initial regulatory and clinical activities for European market registration; to fund CMC-related expenses; to fund other early stage pipeline development programs; and for working capital and other general corporate purposes.

BofA Merrill Lynch is acting as sole book-running manager for the offering, Nomura is acting as a lead manager and Noble Life Science Partners is acting as co-manager.

The Company’s registration statement has become effective under the United States Securities Act of 1933, as amended. The Company will file a supplemented prospectus with pricing information with the United States Securities and Exchange Commission and the Ontario Securities Commission. The TSX has conditionally approved the listing of the Company’s common shares sold under the offering, subject to customary listing conditions, and the NASDAQ has authorized for listing the Company’s common shares sold under the offering and its outstanding common shares. The offering will be made outside of Canada only by means of a prospectus. When available, copies of the supplemented prospectus relating to the offering may be obtained by investors, other than Canadian investors, by contacting BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or via email, at dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the common shares in Canada will be made on a private placement basis in accordance with available prospectus exemptions.

About Cynapsus

Cynapsus is a specialty central nervous system pharmaceutical company developing and preparing to commercialize a Phase 3, fast-acting, easy-to-use, sublingual thin film for the on-demand turning ON of debilitating OFF episodes associated with Parkinson’s disease.

Forward-Looking Statements

This announcement contains “forward-looking statements” within the meaning of applicable securities laws, including with respect to the closing of the public offering, the use of proceeds of the offering and the commencement of trading of the common shares on NASDAQ. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions.

The statements the Company makes regarding the following matters are forward-looking by their nature and are based on certain of the assumptions: the Company’s beliefs regarding the advantages of APL-130277 and assumptions that others will share such beliefs; the Company’s expectations regarding the commercialization of APL-130277, including effectiveness of targeted sales efforts and the education of members of the Company’s target market such as doctors, patients and payors and the Company’s assumption that such persons will prescribe or use its product once they understand the benefits; the Company’s belief that the opportunity for APL-130277 outside the United States for Parkinson’s disease patients is substantial; the Company’s beliefs regarding the main competitors for APL-130277; the Company’s belief that there is an unmet medical need and market opportunity for APL-130277; the Company’s expectations regarding regulatory approval in the United States and in other jurisdictions, including the indications approved for its label for APL-130277, and timing thereof; the Company’s expectation that APL-130277 will be able to follow the regulatory pathway set forth in Section 505(b)(2) of the United States Federal Food, Drug, and Cosmetic Act; the Company’s plan to timely commence and/or complete remaining trials and studies as required by the United States Food and Drug Administration and other regulators, including the Company’s Phase 3 clinical trials and studies; the Company’s belief that the current manufacturing capabilities of its partners are sufficient to support the remaining clinical trial needs and commercial launch of its product candidate; the Company’s beliefs regarding frequency, types and severity of OFF episodes; the Company’s assumption that two-thirds of patients that suffer OFF episodes suffer at least one OFF episode per day; the Company’s expectations that its U.S. and foreign patents will not expire early or prematurely; the Company’s ability to successfully protect its intellectual property; the Company’s expectations regarding future capital needs and funding requirements and its assumption relating to current and future costs; and the Company’s ability to otherwise successfully develop APL-130277 and any other product candidates it may develop in the future; as well as the factors identified in the Company’s public filings.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and the Company has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

None of the TSX, the NASDAQ, or OTCQX International has approved or disapproved of the contents of this press release.

Contact Information

Cynapsus Therapeutics

Anthony Giovinazzo

President and CEO

(416) 703-2449 x225

ajg@cynapsus.ca

Andrew Williams

COO & CFO

(416) 703-2449 x253

awilliams@cynapsus.ca

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